Exhibit 10.5

SERVICE and CONFIDENTIALITY AGREEMENT

This AGREEMENT is effective October 1, 2021, by and between Salspera, with offices at 3510 Hopkins Place N, Oakdale MN 55128 and related companies and Daniel Saltzman, MD, PhD (hereinafter “DS”)

Scope Salspera and DS wish to enter this Agreement enabling the provision of certain services by DS as Chief Medical Officer of Salspera.

Confidential Information and Trade Secrets DS recognizes that this position with SALSPERA is one of trust and confidence and also understands and acknowledges that during the course of his/her engagement with SALSPERA, the DS will necessarily have access to, or be in possession of, proprietary and confidential information relating to the business of SALSPERA, including information about customers, organization, vendors, employees, strategic alliances and products. Similarly, DS may have access to, or possession of, trade secrets of SALSPERA or of licensors of technology to SALSPERA. DS understands that there is independent economic value in not having the trade secrets or confidential and proprietary information of SALSPERA and its licensors known to others in the industry or academia.

By accepting engagement with SALSPERA, DS agrees to respect all confidences and not to, directly or indirectly, divulge any confidential information or trade secrets of SALSPERA or customers, vendors, or licensors (collectively “Confidential Information”) to any unauthorized any individual or entity outside of SALSPERA without the express permission of SALSPERA’s CEO. DS further agrees not to, directly or indirectly, use the Confidential Information on behalf of someone other than SALSPERA, including himself. DS shall cooperate in all efforts to see that the confidentiality of the Confidential Information with which he deals, and to which he has access, will be maintained.

All papers, files, lists, projections, reports, compilations, and documents relating to the business of SALSPERA and that of its customers, vendors, or licensors, including any documents made or prepared by DS, shall be the property of SALSPERA. Such papers, files, lists, projections, reports, and documents may be kept in any media, including on a hard drive, disk, or CD, and are herein referred to as “Documents.” Upon termination of his/her engagement, for whatever reason and at whatever time, DS agrees to return to SALSPERA all Documents placed in his/her custody, created by him, or obtained by him in the course of his engagement. DS agrees that he will not retain copies of such Documents for any purpose whatsoever, and that he will not thereafter use or divulge to anyone any Confidential Information contained on Documents obtained by him during his engagement with SALSPERA.

The agreement on the part of DS contained in this herein shall be construed as an agreement independent of any other provision contained herein and shall be enforceable in both law and equity, including by temporary restraining order or injunction, notwithstanding the existence of any other claims by one party against the other, whether predicated on this Agreement or otherwise.

Inventions and Intellectual Property. DS agrees that all inventions, discoveries, designs, product developments, patentable processes or material, computer software, copyrightable material, trademarks, and any other similar property which was developed or conceived by DS, either solely or jointly with others (a) in the course of performance of his/her duties on behalf of SALSPERA, or (b) utilizing the equipment, supplies, facility or trade secret information of SALSPERA, or (c) relating to, or capable of being used or adopted for use in connection with the business of SALSPERA, shall inure to, and be the property of SALSPERA. Any such invention, discovery, design, product development, patent application, computer software, copyrightable material, trademark, or other similar property must be promptly disclosed to SALSPERA. DS agrees to execute such documents and provide such assistance as SALSPERA may reasonably request in order to enable it or its nominee (a) to apply for a patent, registered design, trademark, copyright, or other protection in the United States, Canada, and elsewhere for any invention, discovery, design, product development, computer software, copyrightable material, trademark, or other similar property described above, or (b) to be vested with exclusive title, free and clear of any liens or encumbrances, to any such inventions, discoveries, designs, product developments, patents, registered designs, computer software, trade names, trademarks, copyrights, and any similar property. If the requests for assistance occur after termination of DS’s engagement with SALSPERA, DS shall be entitled to reimbursement of all reasonable expenses incurred by him as a consequence of that assistance, including reimbursement for the value of his/her time at a reasonable hourly rate.

NOTICE: This paragraph does not apply to an invention for which (1) no equipment, supplies, facilities, or information of SALSPERA were used and (2) which was developed entirely on DS’s own time, and (3) which does not relate (i) directly to the business of SALSPERA, or (ii) actual or demonstrably anticipated research or development of SALSPERA, and (4) which does not result from any work performed by DS for SALSPERA.

Term. The term of this contract is valid until terminated by Salspera shareholders.

SALSPERA shall be liable for all approved expenses incurred by DS on behalf of SALSPERA.

DS’s engagement relationship may be terminated by either party, without cause, at any time with a two-month notice period. Termination of the engagement shall not terminate provisions of this Agreement that, by their terms, survive termination including, without limitation, paragraphs 2-3 and 5-7 hereof.

Severability and Waiver. In the event that any term or portion of this Agreement is determined to be invalid or unenforceable, the parties intend and agree that the remaining terms shall continue to be valid and enforceable in all respects. They also agree that the terms of the non-compete may be “blue penciled” if a court determines parts thereof to be unreasonable. The waiver by SALSPERA of due performance of, or compliance with any provisions of this Agreement shall not operate or be construed as a waiver of its right to demand due performance or compliance by DS thereafter.

Forum for Dispute. All matters of dispute of any nature whatsoever arising out of, or in any way connected with this Agreement or the relationship between the parties hereto, shall be litigated in accordance with the laws of the State of Delaware.

Entire Agreement and Opportunity to Review. This document contains the entire agreement of the parties relating to the subject matter hereof and incorporates all prior discussions, negotiations, and understandings. No waiver, change or modification of any of the terms hereof shall be binding on either party unless executed in a writing signed by both.

SALSPERA		Daniel Saltzman, MD, PhD

By	/s/ Eddie Moradian, PhD	By:	/s/ Daniel Saltzman
Chief Executive Officer		Chief Medical Officer
Date: 10/01/2021		Date: 10/01/2021

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